Exhibit 24(b)(4.42)

Voya Retirement Insurance and Annuity Company

ENDORSEMENT

The Contract, which includes any riders, endorsements, and other attachments to the Contract, is hereby endorsed as of the Effective Date of this Endorsement.  Any capitalized terms not defined in this Endorsement but defined in the Contract shall have the meaning given to them in the Contract.  Where used in this Endorsement, the term Contract shall mean a Contract and a Certificate, as applicable.

The following provisions apply only to Participants whose coverage under an Employer’s Plan begins on or after the Effective Date of this Endorsement.

1.	Definitions

Any reference to Fixed Account in the Contract and Certificate, as applicable shall mean Fixed Plus Account II A for those Participants who enroll in an Employer’s Plan on or after the effective date.

Any reference to "Employer Plan" in this Endorsement means each individual Employer’s Plan that is funded with the Plan’s Contract.

Any reference to "Investment Options" in this Endorsement means the Funds and fixed interest options available under the Contract and Certificate, as applicable.

2.	Addition of a Fixed Account

An additional fixed account, hereinafter referred to as "Fixed Plus Account II A", is added to the General Definitions section.  Fixed Plus Account II A is a fixed interest option available under the Contract with a guaranteed minimum interest rate of 1.00%.  Fixed Plus Account II A is an obligation of our General Account.

On any Net Purchase Payments made to Fixed Plus Account II A, the Company will add interest daily at an annual rate that is no less than the guaranteed minimum interest rate applicable to Fixed Plus Account II A.

Subject to the guaranteed minimum interest rate, the interest rate to be credited to the amounts allocated to Fixed Plus Account II A may be changed at any time, except that we will not apply a decrease in the rate to be credited following a rate change initiated solely by us that is not a result of changes to plan administration prior to the last day of the three month period measured from the first day of the month such change was effective.

3.	Net Purchase Payment(s)

The following is added to section 3.01 Net Purchase Payment(s):

The Fixed Account is no longer an available fixed interest option under the Contract.

The Fixed Account is closed to any type of allocations or Net Purchase Payments, regardless of whether recurring, non-recurring, transfers, rollovers, exchanges, reallocations, loan re-payments, or otherwise, or referred to as investments or re-investments, and therefore such allocations or Net Purchase Payments will be automatically re-directed to the Fixed Plus Account II A.

Allocations or Net Purchase Payments to the Fixed Plus Account II A are permitted to the same extent allocations or Net Purchase Payments to the Fixed Account were permitted prior to the Effective Date of this Endorsement.  Any reference to allocations or Net Purchase Payments to the Fixed Account shall mean allocations or Net Purchase Payments to the Fixed Plus Account II A.

4.	Current Value

The Fixed Plus Account II A, including any interest added thereon, is also included in the calculation of the Current Value under section 3.09 Current Value.

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5.	Transfers

(a)

Transfer of Current Value from the Funds or GA Account, Sections 3.11 and 3.10 of the Contract and Certificate, respectively, are modified to replace all references from Fixed Account to Fixed Plus Account II A.

(b)	The following is added as a new section after Transfer of Current Value from the Fixed Account, Section 3.12 in the Contract and Section 3.13 in the Certificate:

Transfers of Current Value from the Fixed Plus Account II A:

Transfers from the Fixed Plus Account II A to other Investment Options are permitted.  Such transfers are subject to a limit referred to as the "Fixed Plus Account II A Annual Transfer and Partial Surrender Limit."  For purposes of this section, the Fixed Plus Account II A Annual Transfer and Partial Surrender Limit is determined as follows:

Twenty percent of the amount in the Fixed Plus Account II A may be transferred in each of four consecutive 12 month periods, and the balance transferred in the fifth 12-month period subject to the following conditions:

(a)	During the five-year period, no additional amounts may be allocated to or transferred from the Fixed Plus Account II A;

(b)	We will include any amount transferred, taken as a loan or used to purchase Annuity payments during the prior 12-month period when calculating the 20% amount; and

(c)	Amounts paid under a systematic distribution option are included when calculating the 20%.

The amount available for transfer from the Fixed Plus Account II A is based on the Current Value in the Fixed Plus Account II A on the business day we receive the transfer request in good order at our Home Office, reduced by any amount withdrawn, transferred, taken as a loan (if allowed under the Contract), or used to purchase Annuity payments during the 12 months prior to the Transfer request.

The Contract Holder or a Participant, as applicable, may request a Transfer by properly completing a Transfer request form in good order and forwarding it to our Home Office.

6.	Surrenders

The following is added as a new section under III.  PURCHASE PAYMENT, CURRENT VALUE, AND SURRENDER PROVISIONS:

Partial Surrenders from the Fixed Plus Account II A

Except as provided below, partial surrenders from the Fixed Plus Account II A are permitted, subject to the Fixed Plus Account II A Annual Transfer and Partial Surrender Limit.  The Fixed Plus Account II A Annual Transfer and Partial Surrender Limit is determined as follows:

During each rolling 12-month period, 20% of the amount available for surrender may be withdrawn by a Participant from the Fixed Plus Account II A.

The amount available for surrender is based on the Current Value in the Fixed Plus Account II A on the business day we receive the surrender request in good order at our Home Office, reduced by any amount surrendered, transferred, taken as a loan, or used to purchase Annuity payments during the 12 months prior to the request.  We also have the right to reduce the amount available by deducting any amount withdrawn under a systematic distribution option.

The Contract Holder or a Participant, as applicable, may request a partial surrender by properly completing a partial surrender request form and forwarding it to our Home Office, or by otherwise complying with our administrative procedures.

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When a partial surrender is requested by a Participant, the Fixed Plus Account II A Annual Transfer and Partial Surrender Limit does not apply when the surrender is:

(a)	Due to a Participant's death before Annuity payments begin;

(b)	Used to purchase Annuity payments;

(c)	Due to either of the following conditions:

(1)

a Participant's separation from service, (provided, however, that such waiver shall not apply due to a Participant's severance from employment that would not otherwise qualify as a separation from service), and when:

(i)	Separation from service is documented in a form acceptable to us;

(ii)

The amount is paid directly to the Participant or as a direct rollover to another Code Section 403(b), 401 or governmental 457(b) plan or an Individual Retirement Account or Individual Retirement Annuity designated by the Participant; or

(2)	As defined in the Internal Revenue Code ("Code"), due to a Participant's:

(A)	Financial hardship for 403(b) Plans;

(B)	In-service distribution permitted; or

(C)	Disability for 403 Plans and when:

(i)	If applicable, certified by the employer; and

(ii)	The amount is paid directly to the Participant; or

(d)

For 403(b) Plans, as a loan taken in accordance with the terms of the Plan. The amount withdrawn is made on a pro rata basis from each of the Investment Options in which the Individual Account is invested. Certain Investment Options may be excluded from the pro rata withdrawal requirement as directed by the Participant at the time of the loan and agreed to by the Company.

In addition, the Fixed Plus Account II A Annual Transfer and Partial Surrender Limit does not apply when the amount in the Fixed Plus Account II A is less than or equal to $5,000.

Full Surrender of the Total Amount in the Fixed Plus Account II A

Full Surrenders from the Fixed Plus Account II A

The Contract Holder or a Participant, as applicable, may make a full surrender from the Fixed Plus Account II A as follows:

(a)	The Contract Holder may withdraw the sum of the value of all Individual Accounts under the Contract provided the Contract Holder controls the Contract; and

(b)	A Participant or the Contract Holder, as applicable, may withdraw the entire value of the Individual Account(s) established for that Participant under the terms of this provision.

Once we receive a full surrender request in good order at our Home Office, no additional Transfers, partial surrenders, or loans are allowed.

For a full surrender paid to a Contract Holder or to a Participant, we will pay the applicable amount, with interest in accordance with the terms of the Contract, as follows:

(1)

One fifth of the following amount:  The Current Value, or the value of the sum of all Individual Accounts, as applicable, in the Fixed Plus Account II A as of the business day we receive the surrender request in good order at our Home Office reduced by the amount, if any, transferred, taken as a loan or withdrawn either by the Contract Holder or Participant, or used to purchase Annuity payments during the prior 12 months; then

(2)

One fourth of the remaining amount 12 months later reduced by the amount, if any, transferred, taken as a loan, or withdrawn either by the Contract Holder or Participant, or used to purchase Annuity payments during the prior 12 months; then

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(3)

One third of the remaining amount 12 months later reduced by the amount, if any, transferred, taken as a loan, or withdrawn either by the Contract Holder or Participant, or used to purchase Annuity payments during the prior 12 months; then

(4)

One half of the remaining amount 12 months later reduced by the amount, if any, transferred, taken as a loan, or withdrawn either by the Contract Holder or Participant, or used to purchase Annuity payments during the prior 12 months; then

(5)	The balance of the Current Value, or the balance of the value of the sum of all Individual Accounts, as applicable in the Fixed Plus Account II A, 12 months later.

Payment of the applicable amount from the Fixed Plus Account II A as described above does not apply when the withdrawal is made due to any of the following:

(a)

When the amount in the Fixed Plus Account II A is $5,000 or less (or, if applicable, as otherwise allowed by the Plan for a lump-sum cash-out initiated by the Contract Holder without Participant consent) and during the previous 12 months no amounts have been withdrawn, transferred, taken as a loan, or used to purchase Annuity payments;

(b)	Due to a Participant's death before Annuity payments begin;

(c)	Due to Individual Account termination;

(d)	To purchase Annuity payments on a life-contingent basis or payments for a stated period on a fixed-only basis;

(e)

Due to a Participant's separation from service (provided, however, that such waiver shall not apply due to a Participant's severance from employment that would not otherwise qualify as a separation from service), and when:

(1)	Separation from service is documented in a form acceptable to us; and

(2)

The amount is paid directly to the Participant or as a direct rollover to another Code Section 403(b) or 401 plan or an Individual Retirement Account or Individual Retirement Annuity designated by the Participant; or

(f)	As defined in the Code, due to a Participant's:

(A)	Financial hardship for 403(b) Plans;

(B)	In-service distribution permitted by the plan for governmental 401(a) Plans; or

(C)	Disability for 403(b), or 401(a) Plans and when:

(i)	If applicable, certified by the employer; and

(ii)	The amount is paid directly to the Participant; or

(g)

For 401 or 403(b) Plans, as a loan taken in accordance with the terms of the Plan. The surrender is made on a pro rata basis from each of the Investment Options in which the Individual Account is invested. Certain Investment Options may be excluded from the pro rata surrender requirement as directed by the Participant at the time of the loan and agreed to by the Company.

No Surrender Fee applies to amounts surrendered from the Fixed Plus Account II A.

The Contract Holder or Participant, as applicable, may cancel a full surrender request from the Fixed Plus Account II A at any time.

7.	Notices

The following is added to section 3.12 in the Contract and Section 3.13 in the Certificate:

The annual notice required to be provided to the Contract Holder and the Participants, as applicable, will include the value of any amounts held in the Fixed Plus Account II A.

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8.	Guaranteed Accumulation Account ("GAA" or "GA Account")

The Guaranteed Accumulation Account (GAA or GA Account) is not available for Purchase Payments or transfers. Any references to the GA Account are hereby deleted from the Contract and Certificate.

9.	Nonwaiver

The following is added as a new section under Section I General Provisions:

Failure by the Company to exercise a right or reservation specified in the Contract or this endorsement, as applicable, shall not constitute a waiver of such right or such reservation at any subsequent time.

10.	Participant Independent Judgment

The following is added as a new section under Section I General Provisions:

The Contract Holder or its agent(s) agrees that Participants will exercise their own independently determined judgments, without influence or direction by the Contract Holder, or such agent(s), in regard to their actions under the Plan. Upon request by the Company, the Contract Holder or its agent(s) will furnish us with copies of communications to Participants concerning the Plan. We reserve the right to treat any action under this Contract as non-Participant directed, if it appears from the circumstances that the Participants' actions were influenced by the Contract Holder or its agent(s).

Effective Date

Endorsed and made a part of the Contract and Certificate on [DATE].

/s/Charles P. Nelson
President Voya Retirement Insurance and Annuity Company

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